EXHIBIT 10.1

FORM OF

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Agreement”) is made as of [date] between Leggett & Platt, Incorporated, (the “Company”) and [Director] (“you”).

1. Award. The Company has granted you [            ] shares of the Company’s $.01 par value common stock (the “Award”) subject to the terms of this Agreement.

2. Vesting. Except as provided in Section 5, this Award will vest in its entirety the day before the Company’s 2009 Annual Meeting of Shareholders (the “Vesting Date”).

3. Stock Certificates. A certificate for the shares represented by the Award, registered in your name, will be issued and held in escrow by the Secretary of the Company (the “Escrow Agent”) until the Award has vested in accordance with Section 2 or upon the occurrence of one of the events contemplated by Section 5. The Company may instruct its transfer agent to place a restrictive legend on the certificate or otherwise note in the Company’s records the restrictions on transfer set forth in this Agreement. Upon vesting, the Escrow Agent will deliver the certificate to you free of restriction.

4. Termination of Service. Except as provided in Section 5, if you cease to serve as a director of the company for any reason before the Vesting Date, your right to this Award will terminate immediately upon such termination of service. Your forfeited shares will automatically be transferred back to and reacquired by the Company at no cost to the Company.

5. Early Vesting. If your termination of service is due to one of the following events, your Award will vest as follows:

(a)	Death. If you die before the Award is vested, your Award will vest on the date of your death. The Escrow Agent will deliver your stock certificate to the designated beneficiary of your Award. If there is no designated beneficiary, the certificate will be delivered to the administrator, executor or personal representative of your estate.

(b)	Disability. “Disability” means the inability to substantially perform your duties and responsibilities as a director by reason of any accident or illness that can be expected to result in death or to last for a continuous period of not less than one year. If your service is terminated due to Disability, your Award will vest on the date of your Disability termination.

(c)	Change in Control. If your service is terminated due to a Change in Control of the Company (as defined in the Flexible Stock Plan), your Award will vest upon the Change in Control.

6. Transferability. The Award may not be transferred, assigned, pledged or otherwise made subject to any encumbrance until it has vested.

7. Rights as Shareholder. You will have all rights of a shareholder prior to the vesting of the Award, including the right to vote the shares and receive any dividends that may be paid on Company common stock.

8. Plan Controls. This Agreement is subject to all terms and provisions of the Flexible Stock Plan (the “Plan”), which is incorporated by reference. In the event of any conflict, the Plan will control over this Agreement. Upon request, a copy of the Plan will be furnished to you.

9. Governing Law. This Award is entered into and accepted in Carthage, Missouri. The Award will be governed by Missouri law, excluding any conflicts or choice of law provision that might otherwise refer construction or interpretation of the Award to the substantive law of another jurisdiction.

Accepted and Agreed:

[Director]